EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
JULY 22, 2022

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2022

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the second quarter of 2022 of $4.2 million, or $0.46 per share, compared to $5.9 million, or $0.64 per share, earned in the second quarter of 2021. For the six months ended June 30, 2022, net income for the Company totaled $9.3 million or $1.03 per share, compared to $11.9 million or $1.30 per share earned in 2021. The decrease in earnings for the three and six months ended is primarily the result of lower interest income on loans and higher income tax expense, offset in part by an increase in interest income on taxable securities. The reduction in interest income on loans was primarily due to fewer Paycheck Protection Program (“PPP”) fees recognized into income compared to the same period in 2021. The increase in interest income on taxable securities was primarily due to growth in the portfolio.

Effective June 17, 2022, the State of Iowa enacted a phased-in reduction to the bank franchise tax rate through annual reductions of 0.3% over a five-year period. The reduction commences in 2023 and results in the current rate of 5% declining to 3.5% in 2027. This rate decrease created a non-recurring reduction to the Company’s deferred income tax asset and increased income tax expense by $780 thousand in the second quarter of 2022. Once the rate reduction is fully implemented in 2027, the Company expects to realize tax savings of approximately $120 thousand for every $10 million of taxable income.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net income (in thousands)	$4,193	$5,879	$9,338	$11,902
Earnings per share - basic and diluted	$0.46	$0.64	$1.03	$1.30
Return on average assets	0.77%	1.12%	0.87%	1.16%
Return on average equity	9.78%	11.39%	10.05%	11.46%
Efficiency ratio	61.51%	56.01%	60.62%	55.86%
Net interest margin	2.57%	2.84%	2.56%	2.85%

COMPANY STOCK HIGHLIGHTS (unaudited)

	As of or for the three months ended
	June 30,
Company Stock (ATLO)	2022

Closing price		$22.18
Price range	$21.81	-	25.07
Book value per common share		$17.50
Cash dividend declared		$0.27
Dividend yield		4.87%

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30,
(Dollars in thousands)	2022	2021

Assets	$2,130,973	$2,085,460
Loans receivable, net	$1,140,609	$1,124,435
Deposits	$1,926,140	$1,831,399
Stockholders' equity	$157,351	$210,122
Equity capital ratio	7.38%	10.08%

Second Quarter 2022 Results:

Second quarter 2022 loan interest income was $1.2 million lower than second quarter 2021. The decrease is primarily due to fewer PPP fees recognized into income. Fees recognized from PPP loans during the second quarter of 2022 were $15 thousand as compared to $1.3 million of fees during the second quarter of 2021. Taxable securities interest income was $835 thousand higher than the second quarter of 2021 due primarily to increased balances. Deposit interest expense increased $62 thousand during this same period due to an increase in market rates on deposits. Second quarter 2022 net interest income totaled $13.6 million, a decrease of $536 thousand, or 4%, compared to the same quarter a year ago. The Company’s net interest margin was 2.57% for the quarter ended June 30, 2022 as compared to 2.84% for the quarter ended June 30, 2021. The decrease in net interest margin was primarily due to a decline in PPP fees and to a lesser extent growth in deposits was reinvested in loans and investments at lower average interest rates.

A credit for loan losses of ($59) thousand was recognized in the second quarter of 2022 as compared to a credit for loan losses of ($20) thousand in the second quarter of 2021. Net loan charge-offs totaled $5 thousand for the quarter ended June 30, 2022 compared to net loan recoveries of $6 thousand for the quarter ended June 30, 2021.

Noninterest income for the second quarter of 2022 totaled $2.4 million as compared to $2.6 million in the second quarter of 2021, a decrease of 10%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed and offset in part by an increase in wealth management income due to growth in assets under management and new account relationships.

Noninterest expense for the second quarter of 2022 totaled $9.9 million compared to $9.4 million recorded in the second quarter of 2021, an increase of 5%. The increase is primarily due to data processing costs as a result of additional investments in technology. The efficiency ratio was 61.5% for the second quarter of 2022 as compared to 56.0% in the second quarter of 2021.

Income tax expense for the second quarter of 2022 totaled $2.0 million compared to $1.5 million recorded in the second quarter of 2021. The effective tax rate was 33% and 21% for the quarters ended June 30, 2022 and 2021, respectively. The increase in income tax expense and higher than expected tax rate in 2022 was due to a $780 thousand adjustment to deferred taxes for the reduction in future Iowa bank franchise tax rates enacted in the second quarter of 2022.

Six Months 2022 Results:

For the six months ended June 30, 2022 loan interest income was $2.6 million lower than the first six months of 2021. The decrease is primarily due to a reduction in interest rates, less income recognized from PPP fees, and a reduction in the recovery of interest income on nonaccrual loans. Fees recognized from PPP loans during the six months ended June 30, 2022 were $215 thousand as compared to $2.2 million of fees during the same period 2021. Nonaccrual interest income recognized in the six months ended June 30, 2022 was $37 thousand compared to $347 thousand recognized during the same period of 2021. Taxable securities interest income was $1.4 million higher than 2021 due primarily to increased balances. Deposit interest expense declined $344 thousand during this same period primarily related to a lower volume of time deposits. The net interest income for the six months ended June 30, 2022 totaled $26.8 million, a decrease of $1.0 million, or 4%, compared to the same period a year ago. The Company’s net interest margin was 2.56% for the six months ended June 30, 2022 as compared to 2.85% for the six months ended June 30, 2021. The decrease in net interest margin was primarily due to a decline in PPP fees and to a lesser extent growth in deposits was reinvested in loans and investments at lower average interest rates.

A credit for loan losses of ($186) thousand was recognized for the six months ended June 30, 2022 as compared to a credit for loan losses of ($446) thousand for the six months ended June 30, 2021. Net loan charge-offs totaled $15 thousand for the six months ended June 30, 2022 compared to net loan recoveries of $124 thousand for the six months ended June 30, 2021. The credit for loan losses in the 2021 was primarily due to loan recoveries, a reduction in a specific reserve and lower loan balances from December 31, 2020.

Noninterest income for the six months ended June 30, 2022 totaled $4.9 million compared to $5.1 million for the six months ended June 30, 2021, a decrease of 4%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed and offset in part by an increase in wealth management income due to growth in assets under management and new account relationships.

Noninterest expense for the six months ended June 30, 2022 totaled $19.2 million compared to $18.4 million for the six months ended June 30, 2021, an increase of 4%. The increase is primarily due to data processing costs as a result of additional investments in technology. The efficiency ratio was 60.6% and 55.9% for the six months ended June 30, 2022 and 2021, respectively.

Income tax expense for the six months ended June 30, 2022 and 2021 totaled $3.3 million and $3.1 million, respectively. The effective tax rate was 26% and 21% for the six months ended June 30, 2022 and 2021, respectively. The increase in income tax expense and higher than expected tax rate was due to a $780 thousand adjustment to deferred taxes for the reduction in future Iowa bank franchise tax rates enacted in 2022.

Balance Sheet Review:

As of June 30, 2022, total assets were $2.13 billion, an increase of $46 million, as compared to June 30, 2021. This increase in assets is primarily due to investment securities which was funded by growth in deposits.

Securities available-for-sale as of June 30, 2022 increased to $828.4 million from $740.1 million as of June 30, 2021. The increase in securities available-for-sale is primarily due to deposit growth deployed to purchase U.S. treasuries and municipals, offset in part by a decline in fair value of the portfolio due to interest rate increases during 2022.

Net loans as of June 30, 2022 increased slightly to $1.14 billion, as compared to $1.12 billion as of June 30, 2021. The increase was primarily due to increases in the 1-4 family and commercial real estate loan portfolios, offset in part by a reduction in PPP loans. PPP loans totaled $202 thousand and $37.6 million as of June 30, 2022 and 2021, respectively. Impaired loans were $11.2 million and $12.7 million as of June 30, 2022 and 2021, respectively. Loans classified as substandard were $34.2 million and $38.7 million as of June 30, 2022 and 2021, respectively. Loans classified as watch and special mention totaled $133.8 million and $157.0 million as of June 30, 2022 and 2021, respectively. The allowance for loan losses on June 30, 2022 totaled $16.4 million, or 1.42% of gross loans, compared to $16.9 million, or 1.48% of gross loans, as of June 30, 2021. The decrease in the allowance for loan losses is mainly due to lower specific reserves and improved quality of the loan portfolio, offset in part by loan growth, excluding PPP loans. PPP loans are government guaranteed and their impact on the allowance for loan loss was not significant. Additional increases in the allowance for loan losses and charge-offs are possible if the effects of the COVID-19 pandemic or high inflation levels negatively impact our loan portfolio in the future.

Deposits totaled $1.93 billion as of June 30, 2022, an increase of 5%, compared to $1.83 billion recorded as of June 30, 2021. The growth in deposits is primarily due to increases in interest-bearing core deposits, including retail, commercial and public funds, offset in part by a decrease in time deposits. Balances fluctuate as customers’ liquidity needs vary and could be impacted by additional government stimulus or distressed economic conditions.

The Company’s stockholders’ equity represented 7.4% of total assets as of June 30, 2022 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $157.4 million as of June 30, 2022, compared to $210.1 million as of June 30, 2021. The decrease in stockholders’ equity was primarily the result of an increase in unrealized losses on the investment portfolio, offset in part by the retention of net income in excess of dividends.

Share Repurchase Program

For the period April 1, 2022 through June 30, 2022, under the repurchase program that was announced in November 2021, the Company completed the share repurchase program and repurchased 100,000 shares of its common stock at an average price of $23.01 per share and a total cost of $2.3 million.

Cash Dividend Announcement

On May 11, 2022, the Company declared a quarterly cash dividend on common stock, payable on August 15, 2022 to stockholders of record as of August 1, 2022, equal to $0.27 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: the substantial negative impact of the continuing COVID-19 pandemic on national, regional and local economies in general and on the Company’s customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2021. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	June 30,	June 30,
ASSETS	2022	2021

Cash and due from banks	$24,097	$24,890
Interest-bearing deposits in financial institutions and federal funds sold	50,581	125,109
Total cash and cash equivalents	74,678	149,999
Interest-bearing time deposits	14,677	16,173
Securities available-for-sale	828,389	740,102
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,201	3,427
Loans receivable, net	1,140,609	1,124,435
Loans held for sale	473	311
Bank premises and equipment, net	18,274	16,925
Accrued income receivable	9,478	9,596
Bank-owned life insurance	3,019	2,950
Deferred income taxes, net	18,352	323
Other intangible assets, net	2,212	2,813
Goodwill	12,424	12,424
Other assets	5,187	5,982

Total assets	$2,130,973	$2,085,460

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$396,499	$375,735
Interest-bearing checking	616,308	564,268
Savings and money market	708,589	658,482
Time, $250 and over	39,182	49,430
Other time	165,562	183,484
Total deposits	1,926,140	1,831,399

Securities sold under agreements to repurchase	35,666	33,268
FHLB advances and other borrowings	4,000	3,000
Dividends payable	2,428	-
Accrued expenses and other liabilities	5,388	7,671
Total liabilities	1,973,622	1,875,338

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 and 9,122,747 shares as of June 30, 2022 and 2021, respectively.	17,984	18,245
Additional paid-in capital	14,253	17,002
Retained earnings	174,832	165,466
Accumulated other comprehensive income (loss)	(49,718)	9,409
Total stockholders' equity	157,351	210,122

Total liabilities and stockholders' equity	$2,130,973	$2,085,460

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Interest and dividend income:
Loans, including fees	$10,897	$12,127	$21,541	$24,111
Securities
Taxable	3,047	2,212	5,635	4,201
Tax-exempt	675	823	1,349	1,667
Other interest and dividend income	259	169	425	347

Total interest and dividend income	14,878	15,331	28,950	30,326

Interest expense:
Deposits	1,186	1,124	2,074	2,418
Other borrowed funds	56	35	88	72

Total interest expense	1,242	1,159	2,162	2,490

Net interest income	13,636	14,172	26,788	27,836

Provision (credit) for loan losses	(59)	(20)	(186)	(446)

Net interest income after provision (credit) for loan losses	13,695	14,192	26,974	28,282

Noninterest income:
Wealth management income	1,246	1,145	2,526	2,077
Service fees	327	347	665	680
Securities gains, net	-	-	35	-
Gain on sale of loans held for sale	184	380	364	884
Merchant and card fees	458	556	900	1,020
Other noninterest income	164	208	442	481

Total noninterest income	2,379	2,636	4,932	5,142

Noninterest expense:
Salaries and employee benefits	5,750	5,772	11,361	11,279
Data processing	1,668	1,310	3,100	2,682
Occupancy expenses, net	706	639	1,423	1,367
FDIC insurance assessments	148	148	295	287
Professional fees	502	515	976	911
Business development	299	254	635	491
Intangible asset amortization	147	160	293	320
New markets tax credit projects amortization	189	159	378	319
Other operating expenses, net	442	457	769	764

Total noninterest expense	9,851	9,414	19,230	18,420

Income before income taxes	6,223	7,414	12,676	15,004

Income tax expense	2,030	1,535	3,338	3,102

Net income	$4,193	$5,879	$9,338	$11,902

Basic and diluted earnings per share	$0.46	$0.64	$1.03	$1.30

Declared dividends per share	$0.27	$0.26	$0.54	$0.51